AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This employment agreement (the "Agreement"), dated as of January 1, 2024, is between Universal Insurance Holdings, Inc., a Delaware corporation ("Company"), and Frank C. Wilcox (the "Executive").

WHEREAS, the parties are parties to that certain Employment Agreement between the Company and Executive dated as of January 25, 2022 ("Former Employment Agreement"); and

WHEREAS, in accordance with Section 14 of the Former Employment Agreement, the parties desire to amend and restate the Former Employment Agreement in its entirety as set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment and Acceptance. The Company will continue to employ Executive, and Executive accepts continued employment, subject to the terms of this Agreement, as of January 1, 2024 ("Effective Date").

2. Term. Subject to earlier termination pursuant to Section 5, this Agreement and the employment relationship hereunder will continue from the Effective Date until December 31, 2025. As used in this Agreement, the "Term" means the period beginning on the Effective Date and ending on the date Executive's employment terminates in accordance with this Section 2 or Section 5. In the event that Executive's employment terminates, the Company's obligation to continue to pay all Base Salary (as defined below) and other benefits then accrued will terminate except as may be provided for in Section 5. The Term will not be subject to any automatic renewal or extension unless this Agreement is amended in a writing signed by the parties after the Effective Date to so provide.

3. Duties and Title.

(a) Title. The Company will employ Executive to render full-time services to the Company, its parent, its subsidiaries and its affiliates (singularly, "Related Company" or collectively, "Related Companies"). During the Term, the Company will employ Executive as Chief Financial Officer of the Company, reporting to the Chief Executive Officer. Executive shall, if requested, serve as a member of the Board of Directors of the Company or as an officer or director of any Related Company for no additional compensation.

(b) Duties. During the Term, Executive will have such authority and responsibilities and will perform such duties as the Company's Chief Executive Officer or President may assign, commensurate with his position. Executive will devote all Executive's full working-time and attention to the performance of such duties and to the promotion of the Company's and the Related Company's business and interests. The principal place of Executive's employment will be in Fort Lauderdale, Florida.

(c) Other Business Activities. Executive may not engage in any activity that conflicts with the Company's or a Related Company's interests or would materially interfere with the performance of Executive's duties to the Company and the Related Companies, as

determined by the Company in its sole discretion. Executive may not hold, directly or indirectly, an ownership interest of more than 2% in any entity which competes with the Company or a Related Company, as determined by the Company in its sole discretion.

4. Compensation and Benefits by the Company. As compensation for all services rendered pursuant to this Agreement, the Company will provide Executive the following during the Term:

(a) Base Salary. The Company will pay Executive a base salary at the annual rate of $600,000, payable in accordance with the Company's customary payroll practices. The Base Salary may be subject to adjustment by the Compensation Committee of the Company's Board of Directors ("Committee") based on the recommendation of the Chief Executive Officer. For purposes of this Agreement, "Base Salary" means Executive's base salary as adjusted. Base Salary shall be paid in installments in accordance with the Company's regular payroll practices.

(b) Annual Bonus. For each calendar year ending during the Term in which Executive remains employed by the Company, Executive shall be eligible to earn a cash incentive award (the "Annual Bonus"). The Annual Bonus for each calendar year shall be $350,000 for target performance, $262,500 for threshold performance, and $437,500 for maximum performance, with the actual Annual Bonus payable being based upon the level of achievement of annual Company and individual performance objectives for such calendar year (and, if the level of achievement is between any of the performance levels set forth for threshold, target, and maximum performance, the Annual Bonus will be determined by straight-line interpolation between such levels of achievement), as determined by the Committee and communicated to Executive as soon as practicable following such determination. The achievement of the performance objectives shall be determined in a manner consistent with generally accepted accounting principles, subject to adjustments for certain extraordinary or special items, in the form and manner determined in the sole discretion of the Committee. The calculation of the Annual Bonus shall be made promptly after the completion of the annual audit for each fiscal year ending December 31, subject to approval by the Committee; provided, however, that in no event shall any Annual Bonus be paid to Executive later than March 15 of the calendar year following the calendar year for which the Annual Bonus was earned. Except as provided in Section 5, Executive shall not be eligible to earn or receive an Annual Bonus for a calendar year during the Term unless Executive is employed by the Company on December 31 of the calendar year to which such bonus relates.

(c) Participation in Executive Benefit Plans. Executive is entitled, if and to the extent eligible, to participate in the Company's benefit plans generally available to Company employees in similar positions. Executive is eligible to participate in the Company's equity incentive plans, including the Universal Insurance Holdings, Inc. 2021 Omnibus Incentive Plan, as it may be amended from time to time (the "Omnibus Plan"), at the Committee's discretion based on the recommendation of the Company's Chief Executive Officer, and any successor plans thereto. For each month during the Term, the Company shall provide Executive with a car allowance in the amount of $600 per month.

(d) Insurance. During the Term, the Company shall pay the applicable premiums for (1) health insurance coverage of Executive, his spouse and his children under the group health insurance plan sponsored by the Company, and (2) a $1,000,000 term life insurance policy on Executive payable to Executive's designee.

(e) Vacation. Executive will receive paid vacation of four weeks per fiscal year. Any unused vacation for a given calendar year shall accrue, and the aggregate value of any unused accrued vacation shall be paid to Executive upon the termination of Executive's employment with the Company, *provided* that Executive has submitted a report to the Committee within 30 days following the end of each calendar year reporting on the number of accrued and unused vacation days for such year and the total number of accrued but unused vacation days for all prior years.

(f) Expense Reimbursement. The Company will reimburse Executive for all appropriate business expenses Executive incurs in connection with Executive's duties under this Agreement in accordance with the Company's policies as in effect from time to time.

(g) Long-Term Incentive Equity.

(i) Annual Grant of RSUs. For each calendar year during the Term in which Executive remains employed by the Company, Executive shall be eligible for an annual grant of restricted share units ("RSUs") with a target value of $300,000, which grant shall be made pursuant to the Omnibus Plan, shall be subject to the terms and conditions of the applicable equity award agreement that evidences such award under the Omnibus Plan, and shall be governed by the Omnibus Plan, the applicable equity award agreement, and any other applicable award documentation, except that, in the event of any inconsistency between the terms of the award documentation and this Agreement, the provisions of this Agreement shall control.

(ii) Vesting Requirements. No more than fifty percent (50%) of the RSUs granted to Executive each calendar year shall be subject to time-based vesting conditions (the "Time-Based RSUs"), with one-third (1/3rd) of such Time-Based RSUs vesting annually over three (3) years, subject to Executive's continuous employment through the applicable vesting date(s), and no less than fifty percent (50%) of the RSUs granted to Executive each calendar year shall be earned based upon the level of achievement of pre-established annual company performance objectives during a three (3)-year performance award cycle commencing on the January 1 of the year in which the grant is made, as determined by the Committee during the first quarter of the first calendar year during the performance period and communicated to Executive as soon as practicable following such determination (the "Performance-Based RSUs"), with any earned Performance-Based RSUs settled within 60 days following the end of the applicable three-year performance period, subject to Executive's continuous employment through the applicable settlement date. Executive shall be eligible to earn 100% of the Performance-Based RSUs for target performance, 75% of the Performance-Based RSUs for threshold performance and 125% of the Performance-Based RSUs for maximum performance. Executive shall forfeit, and have no rights with respect to, any portion of the RSUs that has not vested prior to the date Executive's employment with the Company ends.

5. Termination of Employment.

(a) Payment Upon Termination. If Executive's employment terminates for any reason, Executive (or in the event of Executive's death, Executive's estate) will receive, within 30 days of termination, a lump sum cash payment equal to (1) accrued but unpaid Base Salary through the date of termination, (2) any employee benefits Executive may be entitled to pursuant to the Company's employee benefit plans through the date of termination and (3) expenses reimbursable under Section 4(f) incurred but not yet reimbursed to Executive through

the date of termination. On termination of Executive's employment hereunder for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer or member of the Board of Directors (or a committee thereof) of the Company or a Related Company.

(b) Payment Upon Termination Without Cause. If during the Term the Company terminates Executive's employment without Cause (which may be done at any time without prior notice), within 30 days of termination Executive will receive, in addition to the payment specified in Section 5(a): (i) a lump-sum cash payment equal to (A) 50% of Executive's then-current annual Base Salary plus (B) the cost of six months of COBRA coverage for Executive and his dependents (based on the COBRA rates in effect on the date of Executive's termination); and (ii) a *pro rata* portion of the Annual Bonus for the year of termination or resignation calculated on the basis of the Company's actual performance for such year, prorated based on the number of days elapsed in such year through the date of termination, and payable by no later than March 15th of the year following the year in which the Executive's termination or resignation occurs, provided Executive executes (without revocation) a valid release agreement in a form reasonably acceptable to the Company. The Company will have no obligation to provide the payments set forth in this Section 5(b) in the event that Executive breaches the provisions of Section 6. For purposes of this Agreement, "Cause" means, as determined by Company (or its designee), (1) Executive's material breach of Executive's obligations or representations under this Agreement, (2) Executive's arrest for, conviction of or plea of nolo contendere to a felony, (3) Executive's acts of dishonesty resulting or intending to result in personal gain or enrichment at the Company's or a Related Company's expense, (4) Executive's fraudulent, unlawful or grossly negligent conduct in connection with Executive's duties under this Agreement, (5) Executive's engaging in personal conduct which seriously discredits or damages the Company or a Related Company, (6) contravention of the Company's specific lawful directions or continuing inattention to or continuing failure to adequately perform the duties described under Section 3(b), (7) Executive's material breach of the applicable manuals, written policies, codes or procedures of the Company or a Related Company, (8) initiation of a regulatory inquiry, investigation or proceeding regarding Executive's performance of duties on the Company's or a Related Company's behalf or (9) breach of Executive's covenants set forth in Section 6 below before termination of employment. A termination for Cause is effective immediately or on such other date set forth by the Company.

(c) Termination Because of Death. If Executive's employment terminates because of Executive's death, within 30 days of termination Executive's legal representatives will receive, in addition to the payments specified in Section 5(a), a lump-sum cash payment equal to Executive's unpaid Base Salary from the date of termination through the last day of the month in which Executive's death occurred and any employee benefits Executive may be entitled to pursuant to the Company's employee benefit plans through such period.

(d) Termination Because of Disability. The Company may terminate Executive's employment because of Executive's Disability. For purposes of this Agreement, "Disability" means a determination by the Company that, as a result of a physical or mental injury or illness, Executive is unable to perform the essential functions of Executive's job with or without reasonable accommodation for a period of 90 consecutive days or 60 days in any six (6)-month period.

6. Restrictions and Obligations of Executive.

(a) Non-Disparagement. Executive will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Company or a Related Company, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors, assigns, clients and agents. For the purposes of this Section 6(a), "Disparaging" remarks, comments or statements are those that are recklessly or maliciously untrue.

(b) Confidentiality. During the course of Executive's employment, Executive has had and will have access to certain trade secrets and confidential information relating to the Company and the Related Companies which is not readily available from sources outside the Company. The parties agree that the business in which the Company and the Related Companies engage is highly sales-oriented and the goodwill established between Executive and the customers and potential customers of the Company and the Related Companies is a valuable and legitimate business interest worthy of protection under this Agreement. Executive recognizes that, by virtue of Executive's employment by the Company, Executive is granted otherwise prohibited access to the confidential and proprietary data of the Company and the Related Companies which is not known to their competitors and which has independent economic value to the Company and the Related Companies, and that Executive will gain an intimate knowledge of the business and policies, customers, employees and trade secrets, and of other confidential, proprietary, privileged or secret information of the Company and the Related Companies and their clients (collectively, all such nonpublic information is referred to as "Confidential Information"). This Confidential Information includes, but is not limited to, data relating to marketing and servicing programs, procedures and techniques, business, management and personnel strategies, analytic tools and processes, the criteria and formulae used by the Company and the Related Companies in pricing their insurance products and claims management, loss control and information management services, computer systems, reinsurance marketing program and the skill of marketing and selling products, the structure and pricing of special reinsurance products or packages that have been negotiated by the Company and the Related Companies with various underwriters, lists of prospects, customer lists and renewals, the identity, authority and responsibilities of key contacts at clients' accounts, the composition and organization of clients' business, the peculiar risks inherent in a client's operations, highly sensitive details concerning the structure, conditions and extent of a client's existing insurance and reinsurance coverages, policy expiration dates and premium amounts, commission rates, risk management service arrangements, loss histories and other data showing clients' particularized insurance requirements and preferences.

Except as required by law or an order of a court or governmental agency with jurisdiction, Executive will not, during the Term or any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor will Executive use it in any way. Executive will take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Executive understands and agrees that Executive will acquire no rights to any such Confidential Information.

At the Company's request from time to time and upon the termination of Executive's employment for any reason, Executive will promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information in Executive's possession or within Executive's control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts,

magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

(c) Notwithstanding anything herein to the contrary, Executive shall have the right under Federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission ("SEC") and/or its Office of the Whistleblower, as well as certain other governmental entities. No provisions in this Agreement are intended to prohibit Executive from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity, and Executive may do so without disclosure to the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement would require Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other governmental entity. Pursuant to the Defend Trade Secrets Act (18 U.S.C. § 1833(b)), Executive will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or its subsidiaries or affiliates that (A) is made (i) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Executive's attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive's attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(d) Non-Solicitation or Hire. While employed by the Company and for a period of 12 months following the termination of Executive's employment for any reason (whether during or after the Term) ("Non-Solicit Period"), Executive will not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (1) any party who is a client, customer or policyholder of the Company or a Related Company, or who was a client, customer or policyholder of the Company or a Related Company at any time during the 12-month period immediately prior to the date of termination, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or a Related Company and (2) any employee of the Company or a Related Company or any person who was an employee of the Company or a Related Company during the 12-month period immediately prior to the date Executive's employment terminates to terminate such employee's employment relationship with the Company or a Related Company, in either case, to enter into a similar relationship with Executive or any other person or any entity in competition with the Company or a Related Company. During the Non-Solicit Period, Executive will not enter into an employment relationship, directly or indirectly, with any employee of the Company or a Related Company or any person who was an employee of the Company or a Related Company during the 12-month period immediately prior to the date Executive's employment terminates.

(e) Non-Competition. While employed by the Company and for a period of 12 months following Executive's termination of employment for any reason (whether during or after the Term), Executive will not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other

capacity, other than on behalf of the Company or a Related Company, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit Executive's name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization) or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company or a Related Company, including in the business of reinsurance, during the 12-month period immediately prior to the date Executive's employment terminates.

(f) Company Policies. During the Term and all periods thereafter, Executive will remain in strict compliance with the policies and guidelines of the Company and the Related Companies, including any Code of Business Conduct and Ethics.

7. Representations and Warranties by Executive. Executive represents and warrants the following:

(a) Skills and Competencies. Any resume, employment history or related information directly or indirectly provided by Executive to the Company, whether orally or in writing, is true, complete and accurate in all respects. Further, Executive is qualified by education and experience to perform the duties contemplated by this Agreement.

(b) Absence of Restrictions. Executive is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit Executive's ability to perform Executive's obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

(c) Absence of Litigation. Within the five-year period ending on the Effective Date, Executive has not been involved in any proceeding, claim, lawsuit or investigation alleging wrongdoing by Executive in connection with any prior employer before any court or public or private arbitration board or panel.

8. Remedies; Specific Performance. The parties acknowledge and agree that Executive's breach or threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Company and the Related Companies for which there may be no adequate remedy at law and that the Company and the Related Companies are entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Executive consents to the grant of an injunction (temporary or otherwise) against Executive or the entry of any other court order against Executive prohibiting and enjoining Executive from violating, or directing Executive to comply with, any provision of Section 6. Executive also agrees that such remedies are in addition to any and all remedies, including damages, available to the Company and the Related Companies against Executive for such breaches or threatened or attempted breaches. In addition, without limiting the Company's and the Related Companies' remedies for any breach of any restriction on Executive set forth in Section 6, except as required by law, Executive is not entitled to any payments set forth in Section 5(b) if Executive has breached the covenants contained in Section 6. Executive will immediately return to the Company any such payments previously received under Section 5(b) upon such a breach and, in the event of such breach, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Section 5(b).

9. Code Section 409A. The provisions of this Section 9 shall apply notwithstanding any provision of this Agreement.

(a) Delay of Payments. If, at the time of Executive's termination or resignation with the Company, Executive is a Specified Employee (as defined below), then the payments under Section 5(b), any outstanding awards payable under the Omnibus Plan, and any other amounts payable under this Agreement that the Company determines constitutes deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and which are subject to the six-month delay required by Treas. Reg. Section 1.409A-1(c)(3)(v), shall be delayed and not paid to Executive until the first business day following the six-month anniversary of Executive's date of termination or resignation (the "Short-Term Deferral Date"), at which time such delayed amounts will be paid to Executive in a cash lump sum (the "Catch-Up Amount"). If payment of an amount is delayed as a result of this Section 9(a), such amount shall be increased with interest from the date on which such amount would otherwise have been paid to Executive but for this Section 9(a) to the day prior to the date the Catch-Up Amount is paid. The rate of interest shall be the applicable short-term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which the date of Executive's termination or resignation occurs. Such interest shall be paid at the same time that the Catch-Up Amount is paid. If Executive dies on or after the date of Executive's termination or resignation and prior to the Short-Term Deferral Date, any amount delayed pursuant to this Section 9(a) shall be paid to Executive's estate or beneficiary, as applicable, together with interest, within 30 days following the date of Executive's death.

(b) "Specified Employee" has the meaning set forth in Section 409A(a)(2)(B)(i) of the Code. The determination of whether Executive constitutes a Specified Employee on the date of his termination or resignation shall be made in accordance with the Company's established methodology for determining Specified Employees.

(c) "Separation from Service" means a "separation from service" from the Company within the meaning of the default rules under the final regulations issued pursuant to Section 409A of the Code. For purposes of this Agreement, the terms "terminate," "terminated," "termination" and "resignation" mean a termination of Executive's employment that constitutes a Separation from Service.

(d) Separate Payments and Reimbursements. For purposes of applying the provisions of Section 409A of the Code to this Agreement, each separately identifiable amount to which Executive is entitled under this Agreement shall be treated as a separate payment. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Section 409A, and payments of such reimbursements or in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred.

10. Notice. For purposes of this Agreement, all notices and other communications will be in writing and will be deemed to have been duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, first-class postage prepaid, addressed as follows:

If to Executive:	If to the Company:
Frank C. Wilcox to Executive's most recent address on file with the Company	1110 West Commercial Boulevard Fort Lauderdale, Florida 33309 Attn: Beth Wallace

or to such other address as any party may have furnished to the other in writing in accordance with this Section 10, except that notices of any change of address is effective only upon actual receipt.

11. Stock Ownership Guidelines. Executive will comply with all stock ownership and stock retention guidelines or policies applicable to Executive and established by the Company's Board of Directors and the Committee, as in effect from time to time.

12. Claw Back Policy. All compensation granted to Executive hereunder shall be subject to any and all claw back policies of the Company, as in effect from time to time.

13. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including the Former Employment Agreement; provided however, that the terms of this Agreement shall not supersede or replace any equity award made prior to the Effective Date.

14. Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

15. Governing Law: This Agreement and the implementation of it shall be subject to and governed by the laws of the State of Florida applicable to contracts fully performed and executed in such State.

16. Venue. The parties agree that the exclusive venue for any litigation relating to this Agreement will be the state courts located in Broward County, Florida and the United States District Court, Southern District of Florida, Fort Lauderdale Division in Broward County, Florida. The parties waive any rights to object to venue as set forth herein, including any argument of inconvenience for any reason.

17. Assignability by the Company and Executive. The Company may assign this Agreement, and the rights and obligations hereunder, at any time. Other than to the extent provided in Section 5(c), Executive may not assign this Agreement or the rights and obligations hereunder. The parties expressly acknowledge and agree that the Related Companies are intended third-party beneficiaries of this Agreement, entitled to the rights and benefits hereunder, and shall have the full right to sue upon and enforce the provisions hereof as if they were a party hereto.

18. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

19. Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of terms contained herein.

20. Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected or impaired or invalidated. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court will reduce such scope to the minimum extent necessary to make such covenants valid and enforceable. Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

21. Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the Company's opinion to satisfy all obligations for the payment of such withholding taxes.

22. Obligations Survive Termination of Employment. The termination of Executive's employment for whatever reason will not impair or relieve Executive of any of Executive's obligations under this Agreement which, by their express terms or by implication, extend beyond the term of Executive's employment.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE:

____
Frank C. Wilcox

UNIVERSAL INSURANCE HOLDINGS, INC.

By: ________________________
Name: Stephen J. Donaghy
Title: Chief Executive Officer

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